EXHIBIT 3.1.8

ARTICLES OF AMENDMENT OF
PIEDMONT MINING COMPANY, INC.

The undersigned North Carolina corporation (the "Corporation") hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation.

1.	The name of the Corporation is Piedmont Mining Company, Inc.

2.	The following amendment to the Articles of Incorporation of the Corporation was adopted on May 18, 1994 in the manner prescribed by law:

RESOLVED, that the authorized number of shares of the Common Stock be increased from 25,000,000 to 100,000,000 and that the authorized number of shares of the $1.00 par value Preferred Stock be increased from 1,000,000 to 25,000,000, and to that end the Articles of Incorporation of this Corporation, as heretofore amended, be amended by deleting in its entirety Article IV thereof and substituting therefor the following new Article IV:

"Article IV

The Corporation is authorized to issue 125,000,000 shares of capital stock, divided into two classes: 100,000,000 shares of Common Stock and 25,000,000 shares of $1.00 par value Preferred Stock. The Board of Directors is authorized, to the fullest extent permitted by applicable law, to determine the preferences, limitations and relative rights of the Preferred Stock or to create one or more series of the Preferred Stock and determine the preferences, limitations and relative rights of each such series, as the Board of Directors may from time to time determine.”

3.	Shareholder approval of the foregoing amendment was obtained as required by the North Carolina Business Corporation Act.

4.	The amendment provides for no exchange, reclassification or cancellation of issued shares.

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by one of its officers, this 6th day of June, 1994.

PIEDMONT MINING COMPANY, INC.

By:	/s/ Thomas L. Ross III
Thomas L. Ross III
Secretary